JMax International Limited

(Register No: 314935)

Suite 3209, 32/F, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong

DD Dec 2017

Dear ,

We have the pleasure to offer you the position of HR & Admin Supervisor of JMax International Limited (‘the Company’) commencing on 1st December 2017 and the employment period is 2 years.

This letter will serve as your letter of employment with the following terms and conditions:

1. Compensation

Base Salary: RMB ??? per month payable by 10th of the following month. Effective from 1st January , 2018

2. Vacation

You will be entitled to the vacation of 10 working days per calendar year in addition to customary paid holidays. If you have less than 12-month company service as at year end, you will have a proportion of vacation entitlement calculated by reference to completed month(s) of service during the relevant calendar year. Your vacation days will be adjusted according to your years of service, the details of the vacation entitlement will be stated in the Employment Handbook.

3. Staff Benefit

You will be entitled to join the Staff Benefit Plans according to your years of service and/or the pre-assigned criteria by the Company. The details of the benefit plans will be stated in the Employment Handbook or relevant booklet(s)/information which passed to you separately. The Company may review or amend the benefit plans from time to time at its discretion and will keep you informed by Human Resources Team if any change(s).

You will entitle staff benefit as follow :

Holiday benefit : As for major National Holiday (e.g. Chinese Spring Festival, the Dragon Boat Festival, the Mid-Autumn Festival in China) you will be entitled to get the holiday welfare, the standard is USD100 every time after you serve more than 6 months and USD50 every time after you serve more than 2 months.

Overtime meal allowance : OT working exceeding 90 minutes in normal working days entitled to one meal allowance, and another meal allowance will be added for ever 4 hours after the first 90 minutes. OT working in weekends or holidays, one meal allowance will be given for every 4 hours. The standardized meal allowance for OT is USD4 is per time

4. Resignation/Termination of Employment

During the first week of your probation period, your employment could be terminated at any time by the Company or by you without written notice or payment in lieu. After the first week of your probation period and before employment confirmation, seven days’ written notice or payment in lieu is required by either parties in case of termination of employment. Upon confirmation and an official letter being issued, the employment could be terminated by either parties by 1 month(s) written notice or payment in lieu.

The Company may at any time terminate this Agreement without notice or payment in lieu if you:

●	Willfully disobey a lawful and reasonable order of the Company;

●	Act in serious, willful or persistent breach of your responsibilities or Company’s policies;

●	Are guilty of fraud, dishonesty or any criminal act or act made a false statement in your application for employment;

●	Are guilty of misappropriation of Company funds;

●	Is habitually late or absent without permission and unable to give a satisfactory explanation or overstays leave without permission;

●	Become bankrupt or makes any arrangements or composition with your creditors or becomes of unsound mind or permanently incapacitated from performing your duties;

●	Has other employment that has not been disclosed to the Company in circumstances that are detrimental to the interests of the Company.

5. Confidentiality

Your attention is drawn to the confidential nature of the Company’s business and at all times you are required to maintain such confidentially. During this Agreement or at any time thereafter without the consent in writing of the Company being first obtained, you shall not use for your own account or divulge to any person, firm or company any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Company or any of the secrets, dealings, transactions or affairs of the Company and upon termination of this Agreement, you shall surrender to the Company all original and copy documents, files, letters, computer files, samples or other items relation to any matter aforesaid.

6. Exclusion From Other Business

You must not during your employment with the Company directly or indirectly engage or concern in the conduct of any business other than the Company’s business unless an advanced written consent by the Company.

7. Conflict of Interest

Whilst under the Company’s employment, you may not associate in the business with or be associated as an advisor for other trading companies or our suppliers. Should you already hold a labor relations with other trading Companies or our suppliers, you must disclose this interest to the Company. A conflict of interest, which is deliberate or pursued knowingly, is regarded as serious misconduct and may result in summary dismissal.

8. Rules & Regulations

In addition to the terms and conditions in this letter, you shall observe and abide by all other existing rules and regulations of the Company, including any addition and revision as laid down by the Company forms time to time.

9. Modification of Terms

Any terms of the Agreement may be modified by the mutual agreement of the parties and / or by any change in the standard Company’s Rules and Regulations applicable to you during your employment with the Company.

10. Applicable Law

The contract of employment shall be subject to the laws of Hong Kong. Any dispute concerning the contract shall be submitted to the competent Hong Kong court to the exclusion of all other jurisdictions.

Please sign the original copies of this letter and return one copy to the Company indicating your acceptance of this offer.

Yours Sincerely,

JMax International Limited

___________________________________

Representative:

CEO of JMax International Limited

Agreed and accepted by:

_______________________________

Passport No: ________________________